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                   PRELIMINARY COPY -- SUBJECT TO COMPLETION

                             [RED LION LETTERHEAD]

                                                                October   , 1996

To the Stockholders of Red Lion Hotels, Inc.:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Red Lion Hotels, Inc. ("Red Lion") to be held on
day, November   , 1996, at 9:00 a.m. (local time), at             .

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), by and among Red Lion, Doubletree Corporation ("Doubletree") and RLH Acquisition Corp., a wholly owned subsidiary of Doubletree ("Merger Sub"), and the merger of Merger Sub with and into Red Lion (the "Merger"). Under the terms of the Merger Agreement, each share of Common Stock, par value $.01 per share, of Red Lion ("Red Lion Common Stock") which is outstanding immediately prior to the Merger will be converted into the right to receive (i) $21.30 in cash and (ii) 0.2398 shares of common stock, par value $.01 per share, of Doubletree (such cash and stock consideration, together, the "Merger Consideration"), subject to adjustment under certain circumstances as described in the accompanying Proxy Statement/Prospectus. Detailed information concerning the proposed Merger are set forth in the accompanying Notice of the Special Meeting and Proxy Statement/Prospectus, which you are urged to read carefully.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF RED LION HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, RED LION AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE OPINION OF SMITH BARNEY INC., RED LION'S FINANCIAL ADVISOR, STATING THAT, AS OF THE DATE OF SUCH OPINION, THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF RED LION COMMON STOCK WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     The affirmative vote of the holders of not less than a majority of the outstanding shares of Red Lion Common Stock will be necessary for approval and
adoption of the Merger Agreement and the Merger. As of October   , 1996, Red
Lion, a California Limited Partnership (the "Partnership") beneficially owned 20,900,000 shares (or approximately 66.7% of the then outstanding shares) of Red Lion Common Stock entitled to vote at the Special Meeting, and therefore the Partnership has sufficient voting power to constitute a quorum and to approve and adopt the Merger Agreement and the Merger, regardless of the vote of any other stockholder. Pursuant to a separate agreement, the Partnership has agreed to vote in favor of approval and adoption of the Merger Agreement and the Merger. As a result, upon the vote of the Partnership in accordance with such agreement, approval and adoption of the Merger Agreement and the Merger by the stockholders of Red Lion is assured.

     Nevertheless, because of the significance to Red Lion of the Merger, your participation in the Special Meeting, in person or by proxy, is important. IN ORDER TO ENSURE THAT YOUR INTERESTS ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          David J. Johnson
                                          Chairman of the Board,
                                          Chief Executive Officer and President